Exhibit 99.1

June 11, 2012

Contact:	Stephen P. Theobald
Executive Vice President and
Chief Financial Officer
(757) 217-1000

P. KELLY GOWEN JOINS BANK OF HAMPTON ROADS
AS COMMERCIAL RELATIONSHIP MANAGER

Norfolk, Virginia, June 11, 2012:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, today announced that P. Kelly  Gowen has joined BHR as a Commercial Relationship Manager in the Virginia Beach office.  He reports to Mindi Bevington, Virginia Beach Market President and is focused on commercial business development in Hampton Roads.  Gowen has three decades of commercial lending experience in the Hampton Roads area.

W. Thomas Mears, BHR’s President – Commercial Banking, said, “We continue to underscore our focus on community banking in our core markets by adding proven, experienced bankers like Kelly, who has spent his entire banking career as a commercial lending professional in the Hampton Roads area.”

Gowen joins BHR from Virginia Company Bank, a community bank headquartered in Newport News, Virginia, where he was Executive Vice President and Chief Credit Officer.  Previously, he was a Commercial Relationship Manager with BB&T Corporation and First Coastal Bank.  Gowen began his banking career in 1979 with Sovran Bank N.A. and served in various commercial banking positions with Signet Banking Corporation from 1987 to 1997.  He earned a B.S. in Finance from Virginia Polytechnic Institute and State University.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about our strategy.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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